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                    TBA ENTERTAINMENT CORPORATION ANNOUNCES
                         STOCKHOLDER APPROVAL OF MERGER




Nashville, Tenn. (June 25, 2004) - TBA Entertainment Corporation (AMEX:TBA) announced today that, at a special meeting held earlier today, the holders of TBA common stock approved the merger of TBA with a company controlled by Irving Azoff, Robert Geddes and JHW Greentree Capital, L.P.

         TBA anticipates that the merger will close on June 28, 2004. As a result of the merger, TBA stockholders will receive approximately $0.68 in cash for each share of TBA common stock and approximately $0.71 in cash for each share of TBA preferred stock.




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For more information, please contact:

Bryan J. Cusworth
TBA Entertainment Corporation
(818) 728-2616
bcusworth@tbaent.com


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